Filed pursuant to Rule 424 (b)(3)&(c)
                                         Registration Nos. 333-76820, 333-45511,
                                                         333-36462 and 333-54092




                           Prospectus Supplement No. 2
                                       to
                        Prospectus dated January 29, 2002


                          ALTAIR NANOTECHNOLOGIES INC.

         This Prospectus Supplement supplements the Prospectus dated January 29, 2002 (the "Prospectus") of Altair Nanotechnologies Inc., formerly known as Altair International Inc., relating to the offering and sale of up to 8,497,693 common shares of Altair by persons who are existing security holders of Altair and identified in the section of the prospectus entitled "Selling Shareholders."

         The purpose of this Prospectus Supplement is to inform you that the issuer of the common shares described in the Prospectus has changed its name from Altair International Inc. to Altair Nanotechnologies Inc. and has changed the statute under which it is incorporated from the Business Corporation Act (Ontario) to the Canada Business Corporations Act. All references in the Prospectus to "Altair International Inc." are hereby changed to be references to "Altair Nanotechnologies Inc."

         This Prospectus Supplement should be read in conjunction with the Prospectus and the Prospectus Supplement dated April 17, 2002. This Prospectus Supplement is qualified in its entirety by reference to the Prospectus and the Prospectus Supplement dated April 17, 2002 except to the extent that the information contained herein modifies or supersedes the information contained therein.

                        ---------------------------------


         Consider carefully the risk factors beginning on page 2 in the Prospectus before investing in our securities.

                        ---------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

                        ---------------------------------

             The date of this Prospectus Supplement is July 17, 2002